Exhibit 99.2

NORTHERN TIER ENERGY LLC ANNOUNCES EARLY SETTLEMENT OF TENDER OFFER FOR

10.50% SENIOR SECURED NOTES DUE 2017 AND CALL FOR REDEMPTION OF REMAINING

10.50% SENIOR SECURED NOTES DUE 2017

RIDGEFIELD, Conn., Nov. 9, 2012 /PRNewswire/ — Northern Tier Energy LLC (“Northern Tier Energy” or the “Company”) announced today that it has exercised the early settlement election applicable to its previously announced tender offer (the “tender offer”) for the 10.50% Senior Secured Notes due 2017 (CUSIP No. 665828AC3) (the “Notes”) issued by the Company and Northern Tier Finance Corporation. The Company has accepted for purchase $253,057,000 aggregate principal amount of the Notes validly tendered at or before 5:00 p.m., New York City time, on November 1, 2012 (the “early tender deadline”) pursuant to the tender offer and has paid the total consideration of $1,150 per $1,000 principal amount of Notes, which includes a consent payment of $30 per $1,000 principal amount of Notes.

The tender offer will expire at 11:59 p.m., New York City time, on November 14, 2012, unless extended or earlier terminated by the Company in its sole discretion. Holders who validly tender any remaining Notes after the early tender deadline but on or prior to the tender offer expiration will be eligible to receive $1,120 for each $1,000 principal amount of Notes.

The Company also announced today that it has issued a notice of redemption for all of the Notes that remain outstanding following consummation of the tender offer. On December 10, 2012 (the “redemption date”), the Company will redeem the remaining Notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Consent and Letter of Transmittal (“Letter of Transmittal”) that were distributed to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender and Information Agent for the tender offer, Global Bondholder Services Corporation, at (866) 294-2200 (toll-free).

Goldman, Sachs & Co. is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) and (912) 902-5183 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Northern Tier Energy, the Dealer Manager or the Tender and Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Northern Tier Energy expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

About Northern Tier Energy

Northern Tier Energy LLC, the direct operating subsidiary of Northern Tier Energy LP (NYSE:NTI), is an independent downstream energy company headquartered in Ridgefield, CT with refining, retail, and pipeline operations serving the PADD II region of the United States. The Company was established to own and operate the St. Paul Park Refinery as well as a retail network of SuperAmerica brand convenience stores and a 17% equity interest in the Minnesota Pipeline.

For more information, please contact:

Northern Tier Energy LP

Maria Testani

Maria.Testani@NTEnergy.com

(203) 244-6550

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise publicly any such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. Please refer to our filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.